Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 5.625% NOTES DUE MARCH 30, 2021

ISSUER:	The Republic of Turkey

SECURITIES:	5.625% Notes due March 30, 2021

PRICING DATE:	March 11, 2010

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	BB (positive)/Ba2 (stable)/ BB+ (stable)

ISSUE SIZE:	USD 1,000,000,000

PRICE TO PUBLIC:	98.986%

TOTAL FEES:	USD 1,000,000 (0.10%)

PROCEEDS TO ISSUER:	USD 988,860,000

YIELD TO MATURITY:	5.75% per annum

SPREAD TO US TREASURY:	202.7bps

BENCHMARK US TREASURY:	UST 3.625% due February 2020

INTEREST PAYMENT DATES:	March 30 and September 30, beginning on September 30, 2010

CUSIP/ISIN:	900123BH2 / US900123BH29

EXPECTED LISTING:	Luxembourg Stock Exchange

LEAD-MANAGERS/BOOKRUNNERS:	Banc of America Securities LLC, Barclays Capital Inc. and The Royal Bank of Scotland plc

SETTLEMENT:	Expected March 18, 2010, through the book-entry facilities of The Depository Trust Company

This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or Barclays Capital Inc. at 1-888-603-5847.
The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012310023568/y83219e424b5.htm
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